HSBC USA INC. [●] Up and Out Buffer Notes Linked to the S&P 500® Index
Filed Pursuant to Rule 433
Registration No. 333-158385
April 9, 2009

FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 3, 2009,
 and Product Supplement dated April 3, 2009)

The terms and conditions relating to the offerings set forth in this free writing prospectus shall supersede the terms and conditions set forth in two other free writing prospectuses dated April 7, 2009 and April 8, 2009 relating to the same offering previously filed with the Securities and Exchange Commission.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program. Terms used in this free writing prospectus are described or defined in the product supplement, prospectus supplement and the prospectus.  The notes offered will have the terms described in the product supplement, prospectus supplement and the prospectus. The notes are 15% principal protected, and you may lose up to 85% of your initial investment.
This free writing prospectus relates to an offering of notes. The purchaser of a note will acquire a security linked to the reference asset described below. Although the offering relates to the reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes. The following key terms relate to the offering of notes:

Reference Asset (TICKER)	Return Barrier(1)	Knock-out Rebate	Issue Amount	Agent’s Discount or Commission Per Note / Total (2)	Proceeds to Us Per Note / Total	CUSIP / ISIN	Final Valuation Date(3)	Maturity Date(4)
S&P 500® Index (SPX) (the “index”)	60.00%	[10.00% - 14.00%]	TBD	TBD	TBD	4042K0WJ0 / [●]	October 27, 2010	November 1, 2010
(1) The return barrier will be determined on the trade date.
(2) Agent's discount may vary but will be no more than the amount listed in “Agent's Discount or Commission per Note / Total,” above.
(3) The final valuation date is subject to adjustment as described herein
(4) Expected. The maturity date will be 3 business days after the final valuation date and is subject to adjustment as described herein.

•	Principal Amount:	$1,000 per note.
•	Trade Date:	April 27, 2009
•	Pricing Date:	April 27, 2009
•	Original Issue Date:	April 30, 2009
•	Payment at Maturity:	For each note, the cash settlement value.
•	Cash Settlement Value:	For each note, you will receive a cash payment on the maturity date that is based on the final return (as described below):

- If the official closing level is above the barrier level on any day during the observation period and the final return is greater than or equal to -15.00%, you will receive an amount equal to the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the knock-out rebate.

- If the official closing level is above the barrier level on any day during the observation period and the final return is less than -15.00%, you will receive an amount equal to the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the sum of (x) the final return plus (y) the buffer amount of 15.00% plus (C) the product of (i) the principal amount multiplied by (ii) the knock-out rebate.

- If the official closing level is not above the barrier level on any day during the observation period and the final return is greater than 0.00%, you will receive an amount equal to the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the final return;

- If the official closing level is not above the barrier level on any day during the observation period and the final return is between 0.00% and -15.00%, inclusive, you will receive the principal amount; and

- If the official closing level is not above the barrier level on any day during the observation period and the final return is less than -15.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -15.00%.  For example, if the final return is -30.00%, you will suffer a 15.00% loss and receive 85.00% of the principal amount.

•	Buffer Amount:	15.00%. Your principal is protected against up to a 15.00% decline in the level of the reference asset over the term of the notes.
•	Observation Period:	The period beginning on, and including, the pricing date and ending on, and including the final valuation date.
•	Barrier Level:	The product of (a) the starting level multiplied by (b) (1+ return barrier).
•	Final Return:	The quotient, expressed as a percentage, of (i) the ending level minus the starting level divided by (ii) the starting level, expressed as a formula:

•	Starting Level:	The official closing level of the reference asset as determined by the calculation agent on the pricing date.
•	Ending Level:	The official closing level of the reference asset as determined by the calculation agent on the final valuation date.
•	Official Closing Level:
The official closing level of the reference asset on any scheduled trading day (as defined herein) as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPX <INDEX>”.

•	Form of notes:	Book-Entry.
•	Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-4 of this document, page PS-4 of the product supplement and page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this free writing prospectus, or the accompanying product supplement, prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this free writing prospectus in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this free writing prospectus in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this free writing prospectus is being used in a market-making transaction.
We have appointed HSBC Securities (USA) Inc. as agent for the sale of the notes.  HSBC Securities (USA) Inc. will offer the notes to investors directly or through other registered broker-dealers.

HSBC SECURITIES (USA) INC. April 9, 2009

SUMMARY

General Terms

This free writing prospectus relates to one note offering linked to the reference asset identified on the cover page.  The purchaser of a note will acquire a security linked to a single reference asset.   We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of notes relates to the reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 3, 2009 and the product supplement dated April 3, 2009.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-4 of this free writing prospectus, page PS-4 of the product supplement and page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to “HSBC,” “we,” “us” and “our” are to HSBC USA Inc.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and a product supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, HSBC USA Inc. or any dealer participating in this offering will arrange to send you the prospectus, product supplement and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the product supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409018790/v145341_424b2.htm

•	the prospectus supplement at http://www.sec.gov/Archives/edgar/data/83246/000114420409018777/v145333_424b2.htm

•	the prospectus at http://sec.gov/Archives/edgar/data/83246/000104746909003736/0001047469-09-003736-index.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes.  You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any material changes to the terms of the notes, we will notify you.

Payment at Maturity

On the maturity date, for each note, we will pay you the cash settlement value, which is an amount in cash based on the final return, as described below:

•
If the official closing level is above the barrier level on any day during the observation period and the final return is greater than or equal to -15.00%, you will receive an amount equal to the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the knock-out rebate.

•
If the official closing level is above the barrier level on any day during the observation period and the final return is less than -15.00%, you will receive an amount equal to the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the sum of (x) the final return plus (y) the buffer amount of 15.00% plus (C) the product of (i) the principal amount multiplied by (ii) the knock-out rebate.

•
If the official closing level is not above the barrier level on any day during the observation period and the final return is greater than 0.00%, you will receive an amount equal to the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the final return;

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•
If the official closing level is not above the barrier level on any day during the observation period and the final return is between 0.00% and -15.00%, inclusive, you will receive the principal amount; and

•
If the official closing level is not above the barrier level on any day during the observation period and the final return is less than -15.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -15.00%.  For example, if the final return is -30.00%, you will suffer a 15.00% loss and receive 85.00% of the principal amount.

Interest

The notes will not bear interest.

Expenses

We estimate that we will spend approximately $[5,000] for printing, trustee and legal fees and other expenses allocable to the offerings for each offering of notes.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Reference Sponsor,

Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. is the reference sponsor.

INVESTOR SUITABILITY

The notes may be suitable for you if:

♦    You seek an investment with a return linked to the performance of the reference asset and you believe the level of the reference asset will increase moderately over the term of the notes - meaning that such an increase is unlikely to exceed the return barrier indicated herein at maturity.

♦    You are willing and able to lose 1% of your principal amount for every 1% that the final return is less than -15%.

♦    You are willing to invest in notes for which your potential return is capped at the return barrier.

♦    You are willing to forgo dividends paid on the stocks included in the reference asset.

♦    You are willing to hold the notes to maturity and are aware that there may be little or no secondary market for the notes.

♦    You do not seek current income from this investment.

♦    You do not seek an investment for which there is an active secondary market.

♦    You are willing to hold the notes to maturity.

The notes may not be suitable for you if:

♦    You do not believe the level of the reference asset will moderately increase over the term of the notes, or you believe the level of the reference asset will increase by more than the indicated return barrier at maturity.

♦    You seek an investment that is 100% principal protected.

♦    You seek an investment whose return is not subject to a cap that is equal to the return barrier of 60.00%.

♦    You prefer to receive the dividends paid on stocks included in the reference asset.

♦    You are unable or unwilling to hold the notes to maturity.

♦    You seek current income from this investment.

♦    You seek an investment for which there will be an active secondary market.

♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page PS-4 of the product supplement.  Investing in the notes is not equivalent to investing directly in the reference asset or the securities comprising the reference asset.  You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, product supplement and prospectus.

As you review “Risk Factors” in the accompanying prospectus supplement, you should pay particular attention to the following sections:

•	“— Risks Relating to All Note Issuances”; and

•	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset.”

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes are Not Fully Principal Protected and You May Lose Up to 85% of Your Initial Investment.

The notes are not fully principal protected. The notes differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your notes if the final return of the reference asset is below -15.00%.  In that event, you will lose 1.00% of the principal amount for each percentage point that the final return is below -15.00%.  Even if a knock-out event occurs and you receive the knock-out rebate, the amount of such rebate may not fully compensate you for the loss of principal on the notes. Accordingly, you may lose up to 85.00% of your initial investment in the notes.

Your Gain on the Notes at Maturity, if any, May Not Reflect the Full Performance of the Reference Asset.

You will not participate in any increase in the level of the reference asset beyond the return barrier of 60.00%. You will not receive a return on the notes greater than the return barrier.

The Notes will not be Listed on any Securities Exchange or Quotation System.

One of our affiliates intends to offer to purchase the notes in the secondary market but is not required to do so. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which one of our affiliates is willing to buy the notes.

The Notes will not Bear Interest.

As a holder of the notes, you will not receive interest payments.

Changes that Affect the Reference Asset Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity.

The policies of the publisher, sponsor or compiling authority for the reference asset (the “reference sponsor”) concerning additions, deletions and substitutions of the constituents included in the reference asset and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the reference asset may affect the level of the reference asset.  The policies of the reference sponsor with respect to the calculation of the reference asset could also affect the level of the reference asset.  The reference sponsor may discontinue or suspend calculation or dissemination of the reference asset.  Any such actions could affect the value of the notes.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.
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The Notes are Not Insured by Any Governmental Agency of the United States or Any Other Jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of the Issuer, and in the event that the Issuer is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

Uncertain Tax Treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

ILLUSTRATIVE EXAMPLES

The following examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the reference asset relative to its starting level.  We cannot predict the ending level of the reference asset on the final valuation date.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical starting level used in the illustrations below is not the actual starting level of the reference asset.  You should not take these examples as an indication or assurance of the expected performance of the reference asset. With respect to the notes, the cash settlement value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the examples below have been rounded for ease of analysis.

The following examples indicate how the cash settlement value would be calculated with respect to a hypothetical $1,000 investment in the notes.  These examples assume the notes are held to maturity, a starting level of 850.00, a return barrier of 60.00%, a barrier level of 1,275.00 and a knock-out rebate of 12.00%.

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Example 1:  The official closing level of the reference asset is above the barrier level on at least one day during the observation period, and the level of the reference asset increases from a starting level of 850.00 to an ending level of 1,020.00.

Reference Asset
Starting Level	850.00
Ending Level	1,020.00
Final Return	20.00%
Return Barrier	60.00%
Knock-out Rebate	12.00%
Cash Settlement Value:	$1,120.00

Here, the final return is 20.00%.

Because the official closing level of the reference asset is above the barrier level on at least one day during the observation period and the final return is greater than -15.00%, the cash settlement value equals the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the knock-out rebate.  Accordingly, at maturity, the cash settlement value in this example would equal (A) $1,000.00 plus (B) $1,000.00 multiplied by 12.00%.  Therefore, the notes would pay $1,120.00 at maturity.

Example 1 illustrates that you are assured a return on your investment equal to the knock-out rebate if the official closing level of the reference asset is above the barrier level on at least one day during the observation period and the final return is greater than or equal to -15.00%.

Example 2:  The official closing level of the reference asset is above the barrier level on at least one day during the observation period, and the level of the reference asset decreases from a starting level of 850.00 to an ending level of 765.00.

Reference Asset
Starting Level	850.00
Ending Level	765.00
Final Return	-10.00%
Buffer Amount	15.00%
Return Barrier	60.00%
Knock-out Rebate	12.00%
Cash Settlement Value:	$1,120.00

Here, the final return is -10.00%.

Because the official closing level of the reference asset is above the barrier level on at least one day during the observation period and the final return is greater than -15.00%, the cash settlement value equals the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the knock-out rebate. Accordingly, at maturity, the cash settlement value in this example would equal (A) $1,000.00 plus (B) $1,000.00 multiplied by 12.00%.  Therefore, the notes would pay $1,120.00 at maturity.
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Example 2 illustrates that even if the level of the reference asset declines over the term of the notes, you are assured a return on your investment equal to the knock-out rebate if the official closing level of the reference asset is above the barrier level on at least one day during the observation period and the final return is greater than or equal to -15.00.

Example 3:  The official closing level of the reference asset is above the barrier level on at least one day during the observation period, and the level of the reference asset decreases from a starting level of 850.00 to an ending level of 595.00.

Reference Asset
Starting Level	850.00
Ending Level	595.00
Final Return	-40.00%
Buffer Amount	15.00%
Return Barrier	60.00%
Knock-out Rebate	12.00%
Cash Settlement Value:	$870.00

Here, the final return is -40.00%.

Because the official closing level of the reference asset is above the barrier level on at least one day during the observation period and the final return is below -15.00%, the cash settlement value equals the sum of (A) the principal amount plus (B) the product of (i) the principal amount multiplied by (ii) the sum of (x) the final return plus (y) the buffer amount of 15.00% plus (C) the product of (i) the principal amount multiplied by (ii) the knock-out rebate.  Accordingly, at maturity, the cash settlement value in this example would equal (A) $1,000.00 plus (B) $1,000.00 multiplied by (-40.00%+15.00%) plus (C) $1,000.00 multiplied by 12.00%.   Therefore, the notes would pay $870.00 at maturity.

Example 3 illustrates that the notes are not fully principal protected.  If the final return of the reference asset is below -15.00%, you will lose some of your principal.

Example 4:  The official closing level of the reference asset is not above the barrier level on any day during the observation period, and the level of the reference asset increases from a starting level of 850.00 to an ending level of 1,020.00.

Reference Asset
Starting Level	850.00
Ending Level	1,020.00
Final Return	20.00%
Return Barrier	60.00%
Knock-out Rebate	12.00%
Cash Settlement Value:	$1,200.00

Here, the final return is 20.00%.

Because the official closing level of the reference asset is not above the barrier level on any day during the observation period and the final return is greater than 0.00%, you will receive a cash settlement value equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the final return. Accordingly, at maturity, the cash settlement value in this example would equal (a) $1,000.00 plus (b) $1,000.00 multiplied by 20.00%.  Therefore, the notes would pay $1,200.00 at maturity.
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Example 4 illustrates that if the official closing level of the reference asset is not above the barrier level on any day during the observation period and the final return is positive, you will receive a positive return on your investment up to the return barrier.

Example 5:  The official closing level of the reference asset is not above the barrier level on any day during the observation period, and the level of the reference asset decreases from a starting level of 850.00 to an ending level of 765.00.

Reference Asset
Starting Level	850.00
Ending Level	765.00
Final Return	-10.00%
Return Barrier	60.00%
Knock-out Rebate	12.00%
Cash Settlement Value:	$1,000.00

Here, the final return is -10.00%.

Because the official closing level of the reference asset is not above the barrier level on any day during the observation period and the final return is between 0.00% and -15.00%, inclusive, you will receive a cash settlement value equal to the principal amount. Accordingly, at maturity, the cash settlement value in this example would equal 1,000.00.

Example 5 illustrates that if the official closing level of the reference asset is not above the barrier level on any day during the observation period and the final return is negative but not less than -15.00%, you will receive your principal amount at maturity.

Example 6:  The official closing level of the reference asset is not above the barrier level on any day during the observation period, and the level of the reference asset decreases from a starting level of 850.00 to an ending level of 510.00.

Reference Asset
Starting Level	850.00
Ending Level	510.00
Final Return	-40.00%
Return Barrier	60.00%
Knock-out Rebate	12.00%
Cash Settlement Value:	$750.00

Here, the final return is -40.00%.

Because the official closing level of the reference asset is not above the barrier level on any day during the observation period and the final return is less than -15.00%, you will lose 1.00% of the principal amount for each percentage point that the final return is below -15.00%. Accordingly, at maturity, you would lose 25.00% of your principal amount, and the cash settlement value in this example would equal $750.00.
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Example 6 illustrates that if the official closing level of the reference asset is not above the barrier level on any day during the observation period and the final return is less than -15.00%, you may lose up to 85.00% of your initial investment at maturity.

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Sensitivity Analysis – Hypothetical payment at maturity for each $10,000 principal amount of notes.

The table below illustrates the payment at maturity (including, where relevant, the payment in respect of the final return) on a $10,000 investment in notes for a hypothetical range of performance for the final return from
-100% to +100%. The following results are based solely on the assumptions outlined below.  You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the reference asset or return of the notes.

Assumptions:
•	Principal Amount:	$10,000
•	Return Barrier:	60.00%
•	Knock-out Rebate	12.00%

		Knock-out Event Does Not Occur[1]		Knock-out Event Occurs[2]
Ending Level	Final Return	Payment at Maturity	Return on Notes at Maturity	Payment at Maturity	Return on Notes at Maturity
1,700.00	100.00%	N/A	N/A	$11,200	12.00%
1,615.00	90.00%	N/A	N/A	$11,200	12.00%
1,530.00	80.00%	N/A	N/A	$11,200	12.00%
1,445.00	70.00%	N/A	N/A	$11,200	12.00%
1,360.00	60.00%	$16,000	60.00%	$11,200	12.00%
1,275.00	50.00%	$15,000	50.00%	$11,200	12.00%
1,190.00	40.00%	$14,000	40.00%	$11,200	12.00%
1,105.00	30.00%	$13,000	30.00%	$11,200	12.00%
1,020.00	20.00%	$12,000	20.00%	$11,200	12.00%
935.00	10.00%	$11,000	10.00%	$11,200	12.00%
850.00	0.00%	$10,000	0.00%	$11,200	12.00%
765.00	-10.00%	$10,000	0.00%	$11,200	12.00%
680.00	-20.00%	$9,500	-5.00%	$10,700	7.00%
595.00	-30.00%	$8,500	-15.00%	$9,700	-3.00%
510.00	-40.00%	$7,500	-25.00%	$8,700	-13.00%
425.00	-50.00%	$6,500	-35.00%	$7,700	-23.00%
340.00	-60.00%	$5,500	-45.00%	$6,700	-33.00%
255.00	-70.00%	$4,500	-55.00%	$5,700	-43.00%
170.00	-80.00%	$3,500	-65.00%	$4,700	-53.00%
85.00	-90.00%	$2,500	-75.00%	$3,700	-63.00%
0.00	-100.00%	$1,500	-85.00%	$2,700	-73.00%

1 The official closing level is never above the barrier level on any day during the observation period.
2  The official closing level is above the barrier level on any day during the observation period.

The notes are intended to be long term investments and, as such, should be held to maturity. They are not intended to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity may be at a substantial discount from the principal amount of the notes, even in cases where the level of the reference asset has appreciated since the pricing date of the notes. The potential returns described here assume that your notes are held to maturity.

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 DESCRIPTION OF THE REFERENCE ASSET

General

This free writing prospectus is not an offer to sell and it is not an offer to buy interests in the reference asset or any of the securities comprising the reference asset.  All disclosures contained in this free writing prospectus regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this free writing prospectus.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index

We have derived all information relating to the reference asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the reference asset at any time.

S&P publishes the reference asset.

The reference asset is capitalization weighted and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the reference asset, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of April 6, 2009, 411 companies, or 82.20% of the constituents in the index, traded on the New York Stock Exchange (the “NYSE”) and 89 companies, or 17.60% of the constituents in the index, traded on The NASDAQ Global Select Market or the NASDAQ Global Market (collectively, the “NASDAQ”).  S&P chooses companies for inclusion in the reference asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the reference asset with the number of companies included in each group, as of April 6, 2009, indicated in parenthesis: Industrials (59), Utilities (34), Telecommunication Services (9), Materials (29), Information Technology (75), Energy (39), Consumer Staples (41), Consumer Discretionary (79), Health Care (54) and Financials (81).  Changes in the reference asset are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on S&P website (http://www.spglobal.com).  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The reference asset does not reflect the payment of dividends on the stocks included in the reference asset.

Computation of the reference asset

S&P currently computes the reference asset as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

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(ii)	the market values of all component stocks as of that time are aggregated;
(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;
(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);
(v)	the current aggregate market value of all component stocks is divided by the base value; and
(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the reference asset, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the reference asset.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,
•	the granting to shareholders of rights to purchase additional shares of stock,
•	the purchase of shares by employees pursuant to employee benefit plans,
•	consolidations and acquisitions,
•	the granting to shareholders of rights to purchase other securities of the company,
•	the substitution by S&P of particular component stocks in the reference asset, and
•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  X  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the reference asset.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the reference asset and a  reference asset component’s market value.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The notes are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in financial products generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the notes.  S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the notoes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.
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Historical Performance of the Index

The following table sets forth the quarterly high and low intra-day levels, as well as end-of-quarter closing levels, of the reference asset for each quarter in the period from January 1, 2005 through March 31, 2009 and for the period from April 1, 2009 through April 6, 2009.  The closing level of the reference asset on April 6, 2009 was 835.48.  We obtained the data in the following table from Bloomberg Professional® service, without independent verification by us.  Historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given that the level of the reference asset will increase relative to the starting level during the term of the notes.
Quarter Ending	Quarterly High	Quarterly Low	Quarterly Last
March 31, 2005	1,229.11	1,163.69	1,180.59
June 30, 2005	1,219.59	1,136.15	1,191.33
September 30, 2005	1,245.86	1,183.55	1,228.81
December 30, 2005	1,275.80	1,168.20	1,248.29
March 31, 2006	1,310.88	1,245.74	1,294.83
June 30, 2006	1,326.70	1,219.29	1,270.20
September 30, 2006	1,340.28	1,224.54	1,335.85
December 31, 2006	1,431.81	1,327.10	1,418.30
March 30, 2007	1,461.57	1,363.98	1,420.86
June 29, 2007	1,540.56	1,416.37	1,503.35
September 30, 2007	1,555.90	1,370.60	1,526.75
December 31, 2007	1,576.09	1,406.10	1,468.36
March 31, 2008	1,471.77	1,256.98	1,322.70
June 30, 2008	1,440.24	1,272.00	1,280.00
September 30, 2008	1,313.15	1,106.42	1,166.36
December 31, 2008	1,167.03	741.02	903.25
March 31, 2009	943.85	666.79	797.87
April 1,2009 through April 6, 2009	813.62	783.32	835.48

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a discussion of certain of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement.

CERTAIN ERISA CONSIDERATIONS

We urge you to read and consult “Certain ERISA Considerations” in the prospectus supplement.

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You should only rely on the information contained in this free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying prospectus supplement, product supplement, and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying prospectus supplement, product supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.
		HSBC USA Inc. $[●] Up and Out Buffer Notes Linked to the S&P 500® Index April 9, 2009 FREE WRITING PROSPECTUS
__________________
TABLE OF CONTENTS
Free Writing Prospectus
Summary	FWP-2
Reference Sponsor	FWP-3
Investor Suitability	FWP-3
Risk Factors	FWP-4
Illustrative Examples	FWP-5
Description of the Reference Asset	FWP-11
Certain U.S. Federal Income Tax Considerations	FWP-13
Certain ERISA Considerations	FWP-13

Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52

Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59

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